Exhibit 99.2

Entergy 639 Loyola Avenue New Orleans, LA 70113

News Release

Date:	Feb.8, 2012

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Reports Fourth Quarter Earnings

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported fourth quarter 2012 as-reported earnings of $296.3 million, or $1.66 per share, compared with $154.1 million, or 87 cents per share, for fourth quarter 2011. On an operational basis, Entergy’s fourth quarter 2012 earnings were $307.0 million, or $1.72 per share, compared with $167.2 million, or 94 cents per share, in fourth quarter 2011. For the year, Entergy’s as-reported earnings were $846.7 million, or $4.76 per share, and operational earnings were $1.1 billion, or $6.23 per share. These results compare with 2011 as-reported earnings of $1.3 billion, or $7.55 per share, and operational earnings of $1.4 billion, or $7.62 per share.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	1.66	0.87	0.79	4.76	7.55	(2.79)
Less Special Items	(0.06)	(0.07)	0.01	(1.47)	(0.07)	(1.40)
Operational Earnings	1.72	0.94	0.78	6.23	7.62	(1.39)
       *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2012

•	Utility earnings were higher due largely to lower income tax expense resulting from a settlement with the Internal Revenue Service completed at the end of 2012 and higher net revenue.
•	Entergy Wholesale Commodities earnings decreased due primarily to a higher effective income tax rate, lower net revenue and higher decommissioning expense.
•	Parent & Other results improved due to a decrease in income tax expense on Parent & Other activities, partially offset by higher interest expense.

“In 2012, Entergy’s management team made significant progress on several key fronts,” said Leo Denault, Entergy’s chairman and chief executive officer. “Looking ahead to 2013, we will remain focused on safety and operational excellence in all aspects of our business as well as successful execution of key initiatives such as our effort to join the Midwest Independent Transmission System Operator, a regional transmission organization, and our proposal to spin off and merge the transmission business with ITC Holdings Corp., working every day to create sustainable value for all of our stakeholders.”

Other Business Highlights

•	Entergy Arkansas and Entergy Mississippi completed acquisitions of the Hot Spring and Hinds power plants.
•	Entergy Louisiana successfully completed installation of the Waterford 3 steam generator replacement project.
•
Edison Electric Institute honored Entergy with Emergency Recovery and Emergency Assistance awards for restoration efforts to its own customers following Hurricane Isaac and to other utility company customers following last June’s derecho weather event and Hurricane Sandy. This is the 15th consecutive year for Entergy to receive an EEI storm restoration award.

A teleconference will be held at 10 a.m. CT on Friday, Feb. 8, 2013, to discuss Entergy’s fourth quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 6847131, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Feb. 15, 2013, by dialing (719) 457-0820, confirmation code 6847131.

In the fourth quarter 2012, Entergy included subsidiaries previously included and reported in the Parent & Other segment in the Entergy Wholesale Commodities segment to improve the alignment of certain intercompany items. The prior period financial information has been restated to reflect this change. A detailed discussion of the factors driving quarterly and full-year results at each business segment follows.

Utility

In fourth quarter 2012, Utility earnings were $279.7 million, or $1.57 per share, on an as-reported basis and $290.5 million, or $1.63 per share, on an operational basis, compared to $169.7 million, or 96 cents per share, on both as-reported and operational bases in fourth quarter 2011. The quarter-over-quarter increase was due largely to lower income tax expense. The reduction in income tax expense was driven by a settlement with the IRS, completed at the end of 2012, regarding the tax treatment of the utilities’ decommissioning liabilities.

Higher net revenue also contributed to the earnings improvement. Fourth quarter 2012 Utility net revenue reflected the net effect of pricing adjustments from regulatory actions and investments, primarily from placing the Grand Gulf extended power uprate in service. In addition, net revenue reflected moderate retail sales growth. Increased sales in the residential segment and commercial and governmental segment were partially offset by a decline in industrial sales. The industrial sales decrease was due largely to temporary outages at two large customers. Both periods had roughly similar negative weather effects.

Residential sales in fourth quarter 2012, on a weather-adjusted basis, increased 2.6 percent compared to fourth quarter 2011. Commercial and governmental sales, on a weather-adjusted basis, increased 1.0 percent quarter over quarter. Industrial sales in the fourth quarter decreased 0.6 percent compared to the same quarter of 2011.

These items were partially offset by higher depreciation expense due primarily to investments placed in service since the fourth quarter of last year.

For the year 2012, the Utility earned $943.0 million, or $5.30 per share, on an as-reported basis and $980.1 million, or $5.51 per share, on an operational basis, compared to $1.1 billion, or $6.20 per share, on an as-reported basis and an operational basis in 2011. The year-over-year decrease was due largely to a higher effective income tax rate. Results in both years reflected tax agreements with the IRS that resulted in significant decreases in income tax expense. The income tax expense benefit in 2011 exceeded the benefit in 2012. A portion of the benefits resulting from the third quarter 2011 and the second quarter 2012 IRS agreements will be shared with customers in the applicable jurisdictions. This customer sharing was reflected in regulatory charges in net revenue in the period the income tax adjustments were recorded. Increased non-fuel operation and maintenance expense, depreciation expense and interest expense also contributed to the year-over-year earnings decrease.

Partially offsetting was net revenue, which was higher than a year ago due to the previously noted regulatory charges as well as the net effect of rate adjustments and weather-adjusted sales volume growth. Overall billed retail sales declined year-over-year as a result of milder-than-normal weather in 2012 compared to the significant effect of weather in 2011.

Entergy Wholesale Commodities

Entergy Wholesale Commodities as-reported and operational earnings were $58.8 million, or 33 cents per share, for fourth quarter 2012, compared to $155.0 million, or 88 cents per share, for fourth quarter 2011. The decline was attributable partly to the operational EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items) drivers noted below. Other drivers included a higher effective income tax rate and higher decommissioning expense. The higher decommissioning expense was due to the benefit from an adjustment to the decommissioning liability recorded in the fourth quarter of 2011.

For the year, EWC earnings were $40.4 million, or 23 cents per share, on an as-reported basis and $263.9 million, or $1.49 per share, on an operational basis, compared to as-reported and operational earnings of $488.6 million, or $2.74 per share, in 2011. In addition to the operational adjusted EBITDA drivers noted below, an asset impairment of the Vermont Yankee nuclear power plant recorded in the first quarter of the current year contributed to the as-reported decrease. Other drivers include a higher effective income tax rate, partially offset by lower interest expense.

EWC operational adjusted EBITDA was $161 million in the fourth quarter of 2012, compared to $193 million in the same period a year ago. The decline was due largely to lower net revenue from the nuclear portfolio on lower energy pricing. The average realized revenue per megawatt hour for the nuclear fleet was approximately $50, down from $53 in the same period last year.

For the year, EWC operational adjusted EBITDA was $618 million compared to $862 million in 2011. The year-over-year decrease was driven by lower net revenue due to lower nuclear energy pricing. Nuclear generation also declined versus 2011 due to an increase in refueling and unplanned outage days. The effect of increased outage days was partially offset by the exercise of resupply options provided for in power purchase agreements. Also partially offsetting in net revenue was contributions from the Rhode Island State Energy Center power plant acquired in December 2011. Higher non-fuel operation and maintenance expense and taxes other than income taxes also contributed to the operational adjusted EBITDA decline. Decreased nuclear refueling outage expense provided a partial offset following the first quarter 2012 asset impairment of Vermont Yankee.

Parent & Other

Parent & Other reported a loss of $42.3 million, or 24 cents per share, on an as-reported basis and an operational basis for fourth quarter 2012. This compares to a loss of $170.6 million, or 97 cents per share, on an as-reported basis and $157.5 million, or 90 cents per share, on an operational basis in fourth quarter 2011. The increase in results was driven by lower income tax expense on Parent & Other activities, partially offset by higher interest expense.

For the year 2012, Parent & Other reported a loss of $136.7 million, or 77 cents per share, on an as-reported basis and $135.7 million, or 77 cents per share, on an operational basis. This compares to an as-reported loss of $248.7 million, or $1.39 per share, and an operational loss of $235.7 million, or $1.32 per share, in 2011. Lower income tax expense was the primary factor in the year-over-year operational earnings per share increase, partially offset by higher interest expense. In addition to the quarterly income tax effects noted above, second quarter 2012 benefited from a favorable decision from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

Earnings Guidance

Entergy affirmed its previously issued 2013 earnings guidance in the range of $4.60 to $5.40 per share on both an as-reported basis and an operational basis. Entergy noted it currently expects to be in the lower half of the operational guidance range due to updated pension and post-retirement cost estimates. As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.

The current long-term financial outlook for 2010 through 2014, excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:

•	Utility net income: Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, Entergy Wholesale Commodities is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and/or enforcement of additional environmental regulations.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount/timing of share repurchases, if any.

Capital deployment:

•
A balanced capital investment/return program:  Entergy continues to see value-added investment opportunities at the Utility, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, both common stock dividends and share repurchases will be considered in establishing return of capital policies. Over the five year period from 2010 – 2014 under the current long-term business outlook, capital deployment through dividends and share repurchases is projected to total around $4 billion. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Primary filings required include the Entergy Utility operating companies’ retail regulators as well as several federal agencies. ITC shareholders must also approve the transaction.

Additional Information and Where to Find It

On Sept. 25, 2012, ITC filed a registration statement on Form S-4 with the SEC registering shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions, but this registration statement has not become effective. This registration statement includes a proxy statement of ITC that also constitutes a prospectus of ITC, and will be sent to ITC shareholders. In addition, Mid South TransCo LLC (TransCo) will file a registration statement with the SEC registering TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the proxy statement/prospectus included in the ITC registration statement and the proxy statement/prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. ITC shareholders are urged to read the proxy statement/prospectus and any other relevant documents because they contain important information about TransCo and the proposed transactions. The proxy statement/prospectus and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated Feb. 8, 2013, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2011; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and Sept. 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.57	0.96	0.61	5.30	6.20	(0.90)
Entergy Wholesale Commodities	0.33	0.88	(0.55)	0.23	2.74	(2.51)
Parent & Other	(0.24)	(0.97)	0.73	(0.77)	(1.39)	0.62
Consolidated As-Reported Earnings	1.66	0.87	0.79	4.76	7.55	(2.79)

Less Special Items
Utility	(0.06)	-	(0.06)	(0.21)	-	(0.21)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	(0.07)	0.07	-	(0.07)	0.07
Consolidated Special Items	(0.06)	(0.07)	0.01	(1.47)	(0.07)	(1.40)

Operational
Utility	1.63	0.96	0.67	5.51	6.20	(0.69)
Entergy Wholesale Commodities	0.33	0.88	(0.55)	1.49	2.74	(1.25)
Parent & Other	(0.24)	(0.90)	0.66	(0.77)	(1.32)	0.55
Consolidated Operational Earnings	1.72	0.94	0.78	6.23	7.62	(1.39)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011
($ in millions)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	59	156	(97)	40	492	(452)
Add back: interest expense	3	6	(3)	18	33	(15)
Add back: income tax expense	50	18	32	61	176	(115)
Add back: depreciation and amortization	47	46	1	176	179	(3)
Subtract: interest and investment income	28	29	(1)	105	99	6
Add back: decommissioning expense	30	(4)	34	72	81	(9)
Adjusted EBITDA	161	193	(32)	262	862	(600)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational Adjusted EBITDA	161	193	(32)	618	862	(244)

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$1,830,897	$1,861,980
Natural gas	37,392	39,366
Competitive businesses	567,971	587,686
Total	2,436,260	2,489,032
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	464,571	571,707
Purchased power	288,984	275,787
Nuclear refueling outage expenses	61,311	64,101
Other operation and maintenance	785,634	790,692
Decommissioning	58,120	23,366
Taxes other than income taxes	132,969	129,533
Depreciation and amortization	307,874	289,531
Other regulatory charges (credits) – net	12,595	1,620
Total	2,112,058	2,146,337
Operating Income	324,202	342,695
Other Income (Deductions):
Allowance for equity funds used during construction	21,773	24,747
Interest and investment income	33,010	33,088
Miscellaneous – net	(11,421)	(18,773)
Total	43,362	39,062
Interest Expense:
Interest expense	154,434	142,036
Allowance for borrowed funds used during construction	(9,435)	(10,496)
Total	144,999	131,540
Income Before Income Taxes	222,565	250,217
Income Taxes	(79,285)	90,190
Consolidated Net Income	301,850	160,027
Preferred Dividend Requirements of Subsidiaries	5,582	5,887
Net Income Attributable to Entergy Corporation	$296,268	$154,140

Earnings Per Average Common Share
Basic	$1.67	$0.87
Diluted	$1.66	$0.87

Average Number of Common Shares Outstanding – Basic	177,742,807	176,161,769
Average Number of Common Shares Outstanding – Diluted	178,042,364	177,082,570

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$7,870,649	$8,673,517
Natural gas	130,836	165,819
Competitive businesses	2,300,594	2,389,737
Total	10,302,079	11,229,073
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,036,835	2,492,714
Purchased power	1,255,800	1,564,967
Nuclear refueling outage expenses	245,600	255,618
Asset impairment	355,524	-
Other operation and maintenance	3,045,392	2,867,758
Decommissioning	184,760	190,595
Taxes other than income taxes	557,298	536,026
Depreciation and amortization	1,144,585	1,102,202
Other regulatory charges (credits) – net	175,104	205,959
Total	9,000,898	9,215,839
Operating Income	1,301,181	2,013,234
Other Income (Deductions):
Allowance for equity funds used during construction	92,759	84,305
Interest and investment income	127,776	128,994
Miscellaneous – net	(53,214)	(59,271)
Total	167,321	154,028
Interest Expense:
Interest expense	606,596	551,521
Allowance for borrowed funds used during construction	(37,312)	(37,894)
Total	569,284	513,627
Income Before Income Taxes	899,218	1,653,635
Income Taxes	30,855	286,263
Consolidated Net Income	868,363	1,367,372
Preferred Dividend Requirements of Subsidiaries	21,690	20,933
Net Income Attributable to Entergy Corporation	$846,673	$1,346,439

Earnings Per Average Common Share
Basic	$4.77	$7.59
Diluted	$4.76	$7.55

Average Number of Common Shares Outstanding – Basic	177,324,813	177,430,208
Average Number of Common Shares Outstanding – Diluted	177,737,565	178,370,695

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended December 31

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,360	7,274	1.2	2.6
Commercial	6,730	6,672	0.9	1.3
Governmental	583	598	(2.5)	(2.3)
Industrial	10,067	10,130	(0.6)	(0.6)
Total to Ultimate Customers	24,740	24,674	0.3	0.8
Wholesale	798	1,090	(26.8)
Total Sales	25,538	25,764	(0.9)

Twelve Months Ended December 31

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	34,664	36,684	(5.5)	2.9
Commercial	28,724	28,720	0.0	2.3
Governmental	2,435	2,474	(1.6)	(1.0)
Industrial	41,181	40,810	0.9	0.9
Total to Ultimate Customers	107,004	108,688	(1.5)	1.9
Wholesale	3,200	4,111	(22.2)
Total Sales	110,204	112,799	(2.3)

December 31

	2012	2011	% Change
Electric Customers (End of period):
Residential	2,379,955	2,362,444	0.7
Commercial	339,228	336,744	0.7
Governmental	16,642	16,419	1.4
Industrial	42,230	41,173	2.6
Total Ultimate Customers	2,778,055	2,756,780	0.8
Wholesale	23	20	15.0
Total Customers	2,778,078	2,756,800	0.8